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NEWS RELEASE
COMPUWARE CORPORATION                               [COMPUWARE CORPORATION LOGO]

Corporate Headquarters
One Campus Martius o Detroit, MICHIGAN 48226
(313) 227-7300


FOR IMMEDIATE RELEASE
OCTOBER 10, 2003

         COMPUWARE CORPORATION ANNOUNCES PRELIMINARY FINANCIAL RESULTS


DETROIT--October 10, 2003--Compuware Corporation (NASDAQ: CPWR) today announced preliminary financial results for its quarter ended September 30, 2003. Compuware estimates its fiscal 2004 second quarter revenues will be approximately $302 million. The company expects software new license revenue to be approximately $59 million. Maintenance revenue is expected to be approximately $99 million. Compuware expects revenue from professional services to be approximately $144 million. Cash flow for the quarter is expected to be approximately $40 million.


The company has increased its strategic investments in marketing and sales, resulting in increased expenses and an anticipated net loss of approximately $0.02 for the second quarter. Compuware management believes that these investments will lead to growth in the coming quarters.


Compuware will announce final results for its fiscal 2004 second quarter on Tuesday, October 21, 2003.


COMPUWARE CORPORATION

Compuware Corporation, a leading provider of software and technology services, delivers industrial-strength solutions for the enterprise computing environment that dramatically improve productivity, quality and performance across the application life cycle. For more information about Compuware, please visit http://www.compuware.com/.

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PRESS CONTACT

Lisa Elkin, Vice President, Communications and Investor Relations,
+1-313-227-7345


Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.